EXHIBIT 23.2


                         Consent of Independent Auditors

The Board of Directors
CompuCom Systems, Inc.:


We consent to the incorporation by reference herein of our report dated January 27, 1998, relating to the consolidated balance sheets of CompuCom Systems, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and the related schedule, which report appears in the December 31, 1997 Annual Report on Form 10-K of CompuCom Systems, Inc.


                                                    /s/    KPMG Peat Marwick LLP
                                                    ----------------------------

July 7, 1998
Dallas, Texas